SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 27, 1997


                           LIUSKI INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


Delaware                             0-19378                  11-3065217
(State or other jurisdiction       (Commission               (IRS Employer
 of incorporation)                  File Number)             Identification No.)



                  6585 Crescent Drive, Norcross, Georgia          30071
-----------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


        Registrant's telephone number, including area code (770) 447-9454


                                       N/A
          (Former name or former address, if changed since last report)




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Item 1.           Changes in Control of Registrant

     Pursuant to a Stock Purchase Agreement (the "Agreement"), dated June 26, 1997, effective June 27, 1997, Morries Liu (also known as Hsing Yen Liu, "Liu"), the Chairman of the Board and Chief Executive Officer of Liuski International, Inc. (the "Company"), sold to Chih-Hung Liao (also known as Duke Liao, "Liao") 1,783,620 shares of common stock, $.01 par value ("Common Stock"), of the Company (approximately 40.7% of the outstanding) for $1.40 per share or $2,497,068 in the aggregate. Such 1,783,620 shares constituted substantially all of the shares of Common Stock owned by Liu. Liao has advised the Company that he is the sole beneficial owner of 1,783,620 shares of Common Stock. Pursuant to the Agreement, Liao guaranteed all existing and future obligations of the Company to Marie-Claude Co., Ltd. ("Marie-Claude") and Liuski International, Inc. (Taiwan) ("Liuski Taiwan"), totalling approximately $11,000,000 at June 26, 1997, and agreed that either the Company would continue to employ four designated employees, including Manuel Tan (President), Shirley Lee ( Executive Vice President - Sales and Marketing), Martin Tsai (acting Chief Financial Officer and Controller) and Jennifer Hu (Senior Vice President - Operations), for at least a one-year period or Liao would pay their salaries and benefits for the remainder of such one-year period. Substantially all of the activities of Marie-Claude and Liuski Taiwan, which are owned by Liu's mother and/or immediate family, have been dedicated to providing purchasing services for the Company.

     Simultaneously, the Company's Board of Directors (the "Board") was increased from six to seven members, the Board elected Liao Chairman of the Board and Chief Executive Officer and Liu resigned from such positions but remained a member of the Board. Liao was appointed to the class of the Company's directors whose terms will expire at the Company's 1998 annual meeting of stockholders. In his Schedule 13D relating to his purchase of the 1,783,620 shares, Liao stated that he intends to become actively involved in the management of the Company and that he is evaluating the Company's needs and may propose certain changes in management. On June 30, 1997, Edward Williams, the acting Chief Financial Officer and Controller of the Company, resigned from such positions and Martin Tsai has been acting as Chief Financial Officer and Controller since such date. Mr. Tsai is the Chief Information Officer and Internal Auditor of the Company and served as the principal accounting officer of the privately-held predecessors of the Company from approximately 1986 to 1988.

     Since founding DTK Computer, Inc. ("DTK") in 1986, Liao has been its President and Chairman. DTK is a distributor and assembler of computer systems and is wholly- owned by DTK Technology (USA), Inc., of which Liao is the majority shareholder and Chairman. Liao is also the founder, majority shareholder and Chairman of other companies in the computer systems and assembly business which do business in Germany, France, the United Kingdom, Austria, Poland and Hungary. Liao also founded in 1990, and has since been majority shareholder and Chairman of, Gemlight Computer Ltd. ("Gemlight), a Hong Kong corporation which manufactures computer motherboards, casings, power supplies and other parts at factories in China and Taiwan. Since 1994, Liao has been President and majority shareholder of Advanced Creative Computer Corp. Inc., a Taiwan corporation, engaged in research and development and assembly and distribution of computer motherboards and workstations in Taiwan. Liao, age 41, is a citizen of Taiwan and has a degree in Electronic Engineering from a university in Taiwan.

     DTK assembles and distributes systems which compete with the Company's Magitronic brand of IBM-compatible personal computers. Marie-Claude and Liuski Taiwan have been purchasing computer motherboards from Gemlight. In the future, the Company expects to purchase motherboards directly from Gemlight and may purchase other products from companies of which Liao is the majority shareholder.



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


Item 7.  Exhibits

Exhibit
Numbers   Exhibit

10 Stock Purchase Agreement, with exhibits, dated June 26, 1997, between Morries (Hsing Yen) Liu and Chih-Hung (Duke) Liao (incorporated herein by reference to the Schedule 13D of Chih-Hung Liao, dated July 3, 1997, relating to his purchase of 1,783,620 shares of common stock of Liuski International, Inc.)



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Registrant


                                         By: /s/ Chih-Hung Liao
                                             -------------------------
                                             Chih-Hung Liao,
                                             Chief Executive Officer


Date:  July 3, 1997

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